                                                                   EXHIBIT 10.35

                                   AGREEMENT

DATE:    ___________      _____, 19___

PARTIES:         First Party:     BEVERLY ENTERPRISES, INC., a Delaware
                                  corporation, and PHARMACY CORPORATION OF
                                  AMERICA, a California corporation, and its consolidated subsidiaries, hereinafter collectively referred to as "Company"; and

                 Second Party:    RONALD C. KAYNE, hereinafter referred to as
                                  "KAYNE."

AGREEMENT:

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the parties hereto do agree between themselves as follows:

Section 1. DEFINITIONS.

         (a) As used herein, "KAYNE" shall mean Ronald C. Kayne, his successors-in-interest, predecessors-in-interest, assigns, administrators and executors.

         (b) As used herein, the term the Company" shall mean Beverly Enterprises, Inc. and Pharmacy Corporation of America, their affiliates, subsidiaries, divisions, agents, assigns, pension plans, compensation plans, other benefit plans, predecessors-in-interest, successors-in-interest, and any officer, director, employee, agent or other representative of any of the foregoing

         Section 2. RESIGNATION.

         (a) KAYNE hereby tenders his resignation from the offices of President of Pharmacy Corporation of America ("PCA") and as Executive Vice President of Beverly Enterprises, Inc. ("Beverly") effective May 31, 1995. KAYNE further tenders his resignation as an employee of the Company effective May 31, 1995. The Company hereby accepts such resignations effective on such dates. All duties and obligations of KAYNE in those positions are ended as of that date, and all obligations of the Company to KAYNE with respect to those positions or otherwise are terminated as of that date, except as otherwise provided herein.

         (b) The Parties enter into this Agreement solely to avoid expensive, burdensome and protracted litigation. Nothing in this Agreement constitutes or is intended to constitute any finding of fact, admission of liability, or assessment of liability of the Company with respect to any claim that KAYNE has asserted or could assert against the Company. This Agreement and the Company's actions performed pursuant hereto shall not be deemed to be or construed as an admission of any allegation of KAYNE'S, nor shall they constitute any admission of any fact, liability or fault as to any claim or proceeding which has been, is now being or may be pursued by any person, agency or entity, including without limitation, KAYNE or any other past or present employee of the Company. This Agreement shall not be used and is not intended to be used as evidence or for any other purpose in any action or proceeding, other than as evidence of the Parties' compromise of their disputes and discharge of KAYNE's claims.

         Section 3. PAYMENTS. The Company agrees to pay KAYNE the following sums in consideration of his voluntary resignation:

                 (a) Vacation. The sum of Seventeen Thousand Three Hundred Seven and 69/100 Dollars ($17,307.69), which shall be subject to all normal withholding taxes, in full payment for three (3) weeks of vacation pay due to KAYNE, which shall be payable on June 1, 1995, or as soon thereafter as this Agreement becomes effective;





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
                 (b) Severance Payments. KAYNE will receive a severance payment equal to fifty-two (52) weeks pay pursuant to the Agreement Concerning Benefits Upon Severance dated September 1, 1990, as amended April 25, 1993, attached hereto as Exhibit "A" and incorporated herein by this reference, in the aggregate sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) payable in full on June 1, 1995, or as soon thereafter as this Agreement is completed, fully-executed by the Parties and becomes effective. Lump sum federal and state withholding taxes will be withheld.

         Section 4. BONUS AND CAR ALLOWANCE. KAYNE will receive Fourteen Thousand Six Hundred Fifty-Eight and 75/100 ($14,658.75) which is the cash value as of the close of market on June 1, 1995 of the twenty percent (20%) of his 1994 bonus that was used to purchase One Thousand Three Hundred and Three (1,303) shares of stock on February 2, 1995 at $13.75 per share which shares are hereby cancelled effective May 31, 1995, and all right, title and interest in and to said shares in KAYNE's name as of such date shall be and hereby is declared null and void and cancelled. Lump sum federal and state withholding will be withheld. It is understood and agreed between the parties hereto that KAYNE shall not be entitled to any bonus from the Company for 1995 performance. It is further understood and agreed between the parties hereto that KAYNE'S car allowance shall terminate effective May 31, 1995.

         Section 5. CONSULTING AGREEMENT. The Company and KAYNE shall enter into a Consulting Agreement simultaneously herewith which Consulting Agreement shall be in the form and substance of Exhibit "B" attached hereto and incorporated herein by this reference. Said Consulting Agreement shall





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
provide that KAYNE shall be required to be available to the Company for up to twenty (20) hours each week on a cumulative basis, annually, and shall be paid at the rate of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00) per month for such consulting services which shall extend over a three-year period commencing on June 1, 1995 and ending on May 31, 1998 (the "Consulting Period").

         Section 6. MEDICAL COVERAGE. The Company will pay COBRA conversion costs for continued coverage of KAYNE and his spouse and dependents under its executive medical and dental plans during the Consulting Period or until such time as KAYNE commences other employment and is eligible for benefits in that other employment, whichever first occurs. KAYNE shall present any claims for reimbursement under the Company's Executive medical and dental plans for processing in accordance with the Company's current policy at the time any such claims are made. If coverage is desired by KAYNE after the Consulting Period ends all costs shall be paid by KAYNE as required by the insurer if such continued coverage is in tact available. KAYNE shall have no COBRA conversion privilege following the end of the Consulting Period.

         Section 7. LIFE AND DISABILITY INSURANCE. The executive life insurance policy on KAYNE is Sixty Percent (60%) vested and shall terminate on May 31, 1995. The Company will continue to provide term life insurance coverage to KAYNE in accordance with the executive life insurance plan in the total amount of One Hundred Eighty Thousand Dollars ($180,000). The premiums on this benefit are taxable to KAYNE, who shall be solely responsible for any tax. The remaining unvested portion of the executive life insurance policy of One Hundred Twenty Thousand Dollars ($120,000) may be converted at the sole cost and expense of KAYNE in accordance with the existing policy, or it will





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terminate as of said date.  The basic group life insurance policy in the amount
Three Hundred Thousand Dollars ($300,000) insuring KAYNE may be converted by KAYNE at his sole cost and expense in accordance with the existing policy, or it will terminate as of said date.

         The long term disability policy will terminate on effective May 31, 1995 and may be converted to an individual policy at KAYNE's sole cost and expense in accordance with the existing policy.

         Section 8. OPTIONS AND RESTRICTED STOCK. KAYNE understands and agrees that all vested and exercisable option grants and restricted Stock awarded under any of the Company's stock option plans (i.e., the Company's Amended and Restated 1981 Beverly Incentive Stock Option Plan, or the Amended and Restated 1981 and 1985 Non-qualified Stock Option Plans, or the Amended and Restated Beverly Enterprises, Inc. 1993 Long-Term Incentive Stock Plan, all of such plans together hereinafter referred to as the "Stock Plans") must be exercised, if at all, no later than ninety (90) days following May 31, 1995, and if KAYNE does not exercise Said stock options within said ninety (90) day period, said stock options Shall be and are hereby cancelled effective the close of business on August 29, 1995 and all rights, title and interest in and to said stock in KAYNE's name as of such date shall be and hereby is declared null and void and cancelled. KAYNE further understands and agrees that unvested or unexercisable option grants and restricted stock awarded under any of the Company's Stock Plans shall be and hereby are cancelled effective May 31, 1995 and all right, title and interest in and to any unvested or undelivered restricted Stock in KAYNE'S name as of such date shall be and hereby is declared null and void and cancelled. KAYNE was granted the following stock options:





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

GRANT    DATE OF      TYPE        SHARES           PRICE OF         VESTED   VESTED           VESTED           NOT
NUMBER  GRANT                     OR UNITS         GRANT--$                  AND              AND NOT          VESTED
                                  GRANTED                                    EXERCISED        EXERCISED
06737    12/08/94     ISO         12,000           14.000               0          0                0          12,000

06703    12/09/93     ISO         15,000           12.500           3,750          0            3,750          11,250

060006   2/15/94      NQ-          2,464           14.000               0          0                0           2,464
                      Phantom

060032   2/15/95      NQ-          3,258           13.750               0          0                0           3,258
                      Phantom

075019   2/15/95      NQ-Other     1,303           13.750               0          0                0           1,303*
                      Units

090160   3/21/90      NonQual     40,000            4.375          40,000     32,000            8,000               0

090190   3/21/90      NonQual     12,500            4.375          12,500     10,000            2,500               0

090191   3/21/90      NonQual     17,500            4.375          17,500     14,000            3,500               0

090209   5/11/90      NonQual     60,000            4.500          60,000     48,000           12,000               0

091008   12/09/93     NonQual     35,000           12.500           8,750          0            8,750          26,250

091040   12/08/94     NonQual     18,000           14.000               0          0                0          18,000

TOTALS                          217,025                           142,500    104,000           38,500          74,525

LEGENDS

 .        ISO =   Incentive Stock Option
 .        NQ-Phantom = Nonqualified Phantom Stock Option
 .        NQ-Other Units = Nonqualified "Other Unit" Stock Option
 .        NonQual = Nonqualified Stock Option

*        Twenty percent (20%) of 1994 bonus. See Section 4. Bonus and Car
         Allowance.

         Section 9. DEFERRED COMPENSATION. The Company has accrued a total of One Hundred Ninety-Four Thousand Eight Hundred Fifty and 97/100 Dollars ($194,850.97) in KAYNE'S Special Ledger account pursuant to the applicable provisions of the Company's Deferred Compensation Plan, and as more fully calculated in Exhibit "C" attached to this Agreement. The Special Ledger account shall be paid to KAYNE as provided for in the Deferred Compensation Plan in periodic payments commencing June 30, 1995.

         Section 10. CONFIDENTIALITY. The company and KAYNE each agree to keep the terms of this Agreement confidential and that neither of them nor their




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respective employees, agents, officers, representatives, heirs or assigns will publicize the terms of this Agreement in any way nor will they issue, distribute, or make available any bulletin or written statement of any kind concerning the subject matter of this Agreement or KAYNE'S termination except, however, as required by legal process, or as they both may otherwise agree in writing.

Section 11.      NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

         (a) KAYNE hereby covenants that during the Consulting Period as set forth in the Consulting Agreement, he will not, directly or indirectly, own, manage, operate, control, engage in, participate in or be connected in any manner with the ownership, management, operation or control of any institutional pharmacy business operations, which are similar to the Company's present operations, any home infusion therapy business operations, or any home health care business operations within a 100 mile radius of any of the existing operations of the Company listed on Exhibit 1 attached to the Consulting Agreement. The foregoing shall not prohibit KAYNE from (1) serving on the Park Hospital District Board; (2) from being employed in any retail pharmacy provided that the retail pharmacy does not engage in the nursing home pharmacy business (except incidentally) or in the home IV infusion business, and to the extent it does that KAYNE does not directly or indirectly engage in such businesses; (3) from being employed by any retail drug chain provided the chain does not engage in nursing home pharmacy (except incidentally) or in the home IV infusion business (except incidentally), and to the extent it does that KAYNE does not directly or indirectly engage in such businesses; (4) from being employed by an acute care general hospital provided the hospital does not engage in the nursing home pharmacy business off its licensed premises, or






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
in the home IV infusion business except in the care of its own on-site patients, and to the extent it does that KAYNE does not directly or indirectly engage in such businesses; (S) from being employed by any pharmaceutical manufacturer provided the manufacturer does not operate nursing home pharmacies (except incidentally) or home IV infusion pharmacies, and to the extent it does that KAYNE does not directly or indirectly engage in such businesses, or (6) from being employed by any Health Maintenance Organization (HMO), Pharmacy Benefit Management Plan, School of Pharmacy and/or its affiliated teaching hospital(s) or by a Pharmacy Trade Association or Professional Society so long as any such organization or institution does not engage in the nursing home pharmacy business (except incidentally) or in the home IV infusion business (except incidentally), and to the extent it does that KAYNE does not directly or indirectly engage in such businesses.

         (b) KAYNE shall not during the Consulting Period, as set forth in the Consulting Agreement, or at any time thereafter make, use for his own purposes or divulge to any person, firm or corporation (except under the authority of the Company or if ordered to do so by a court of competent jurisdiction) any information or fact relating to the management, business (including prospective business), finances, its customers or the terms of any of the contracts of the Company which has heretofore or may hereafter come to the knowledge of KAYNE which is not freely available to the public.

         (c) KAYNE hereby covenants with the Company that he will not for any reason whatsoever and whether directly or indirectly, either alone or jointly with any person, firm or corporation and whether as principal, servant or agent:

                 (i) During the Consulting Period, as set forth in the Consulting Agreement, solicit or endeavor to entice away, offer employment to or employ, or offer or conclude any contract for services with any person who is employed by the Company as of the date of this Agreement so as to affect adversely the goodwill or business of the Company;

                 (ii) At any time, in any way defame the Company or disparage its business capabilities, products, plans or management to any customer, potential customer, vendor, supplier, contractor, subcontractor of the Company so as to affect adversely the goodwill or business of the Company; and

                 (iii) At any time, use to the detriment of the Company any confidential information of a technical, trade, financial or other character which constitutes a legally protectable trade secret and which KAYNE has acquired or may acquire in the course of or as a result of his employment by the Company or his consulting to the Company.

         (d) The parties agree that the geographical areas and time period referred to in this Section 11 are divisible and severable and that if the restrictions in subsections 11 (a) and (c) are held by any court to be unenforceable with respect to a specific geographical area and/or time interval, the restrictions shall remain applicable to all other geographical areas and terms and to that portion of any reduced geographical area and time interval designated by the court.

         (e) The parties recognize that, in the event of a breach of the covenant contained in subsections 11 (a) through (c) above, the Company's remedy at law alone would be inadequate and, accordingly, the Company shall be






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entitled to an order or injunction restraining KAYNE from violating the covenant herein contained.

         (f) For purposes of this Section 11 and in consideration of this Agreement, this non-competition and non-solicitation agreement has been separately negotiated and bargained for, and constitutes a substantial portion of the consideration for this Agreement.

         Section 12. LITIGATION. KAYNE recognizes that as a key member of the staff of the Company, KAYNE has occupied a position of trust and confidence with respect to information of a secret or confidential nature which is or will become the property of the Company, including but not limited to information concerning various claims and lawsuits that have arisen or may arise out of the Company's operations in which KAYNE was indirectly involved (collectively, the "Litigation"). KAYNE agrees that KAYNE will not at any time for so long as any such information shall remain confidential or otherwise remain wholly or partially protectable, use, divulge, furnish, or make accessible such information to anyone outside of the Company, the Company's agents or representatives, except as required by legal process.

         For purposes of this Section 12, the term "information of a secret or confidential nature" shall mean any information of any nature in any form which at the time or times concerned is not generally known to or which could not be obtained by persons engaged in a business similar to that conducted or contemplated by Company and which relates to any one or more of the aspects of the present or past businesses of the Company. For purposes hereof any such confidential information which is disclosed to any third party by a present or past employee or representative of the Company not authorized to make such disclosures shall be deemed to remain confidential and protected. KAYNE






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
further agrees that KAYNE shall continue to cooperate with the Company and its attorneys concerning all aspects of the Litigation, including but not limited to making himself available for a sufficient and reasonable period of time for reviews, conferences, meetings, depositions, and testimony until such time as the Litigation has been finally resolved to the Company's satisfaction.

         For purposes of this Section 12, KAYNE acknowledges that the Litigation consists or may consist of several lawsuits of a complex nature such that it is difficult to estimate the exact number of hours that KAYNE will be needed to devote to the Litigation. KAYNE therefore agrees to make himself available to the Company in compliance with this Section 12, for sufficient periods of time as is required for lawsuits of a complexity similar to those comprising (or which may in the future comprise) the Litigation. The Company agrees that its attorneys shall work with KAYNE to insure that, to the extent possible, the time that KAYNE shall be required to devote to the Litigation shall be scheduled in accordance with KAYNE'S preferences. During the Consulting Period, KAYNE agrees that he will provide his services (including actual travel time) required in connection with the Litigation at no cost to the Company provided, however, the Company shall reimburse KAYNE for the costs and expenses reasonably incurred by KAYNE in connection with the provision of such services, and provided further that all services provided pursuant to this
Section 12 shall be treated as meeting KAYNE's obligation under Section 5 of the Consulting Agreement. After the end of the Consulting Period, KAYNE will continue to be obligated to provide the services called for by this Section 12, and in such circumstances, he will be compensated at the rate of Seventy- Five Dollars ($75.00) per hour, and the Company will reimburse KAYNE for the costs and expenses reasonably incurred by KAYNE in connection with the





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provision of such services.

         Section 13. RELEASES. In consideration of the provisions of this Agreement and for other good and sufficient consideration, receipt whereof is hereby acknowledged, the Company and KAYNE do each hereby release and discharge the other, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, attorneys' fees, costs, disbursements, bonds, bills, covenants, contracts, controversies, agreements, promises, and demands whatsoever, at law or in equity, present and future, known or unknown, in any manner arising out of the employment relationship between the Company and KAYNE, and the termination thereof, and all said actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, attorneys' fees, costs, disbursements, bonds, bills, covenants, contracts, controversies, agreements, promises, and demands whatsoever, at law or in equity, are hereby satisfied in full, terminated and forever discharged. No further action whatsoever shall be taken before any tribunal and forum regarding said actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, attorneys' fees, costs, disbursements, bonds, bills, covenants, contracts, controversies, agreements, promises, and demands whatsoever, at law or in equity.

         Other than arising out of this Agreement, KAYNE further agrees not to file or lodge or bring any charges, complaints, grievances or other claims in any forum including, but not limited to judicial, administrative or arbitral forums against the Company arising out of his employment with the Company or his resignation and severance therefrom.

         KAYNE affirms that there is no administrative or judicial proceeding against the Company to which KAYNE is a party or which has been filed on his






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behalf.  In the event that there is outstanding any such proceeding, KAYNE agrees to cause the immediate withdrawal and dismissal with prejudice of that proceeding. In the event that any agency, court or other forum does not dismiss with prejudice such proceeding, KAYNE agrees that he will not give testimony or evidence voluntarily against the Company in such proceeding. The prohibition contained herein shall not apply with respect to information or testimony provided by KAYNE pursuant to a subpoena enforced by order of the court.

         Section 14. INDEMNIFICATION. The Company will indemnify KAYNE to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to KAYNE, and KAYNE shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or employee of the Company or any of its subsidiaries or affiliates or his serving or having served any other enterprises as an officer or employee at the request of the Company. The Indemnification Agreement between Beverly Enterprises, Inc. and KAYNE dated January 20, 1992 shall remain in full force and effect for the period up to and including May 31, 1995.

         Section 15. POSITIVE RECOMMENDATION. The Company shall respond, verbally, to inquiries from a potential employer of KAYNE with a positive recommendation, and upon request of either KAYNE or any such potential





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
employers, shall provide a positive letter of recommendation, provided KAYNE shall inform any such potential employers to direct their inquiries to the attention of David R. Banks, Chairman of the Board of Directors, President and Chief Executive Officer of the Company.

         Section 16. THE COMPANY'S RIGHT OF SET-OFF. In the event the Company, in its reasonable discretion, believes that KAYNE has breached any material obligation under this Agreement and/or the Consulting Agreement attached hereto as Exhibit "A", then, in addition to any other legal or equitable remedies it may have, the Company may suspend making the payments to KAYNE provided for in
Section 3 hereof and Section 4 of the Consulting Agreement and, instead shall place such payments in an interest bearing account to be held in escrow by the Company pending judicial resolution of the issue of whether KAYNE has breached this Agreement and/or the Consulting Agreement. Within a reasonable time of suspending such payments, the Company shall commence an action in any court of competent jurisdiction seeking, in addition to whatever other remedies may be available to it, an order that KAYNE has breached any provision of the this Agreement and/or the Consulting Agreement. Upon the entry of a final judgment to that effect (and after any appeals, if any) , then any damages to the Company resulting from said breach, including but not limited to liquidated damages, may be set-off by the Company from the amounts it holds in escrow under this Section. Upon entry of any final judgment that KAYNE has not breached any provision of this Agreement and/or the Consulting Agreement (and after any appeals, if any) then all funds held in escrow, including interest thereon, shall be released to KAYNE

         Section 17. AUTHORITY OF COMPANY TO ENTER INTO THIS AGREEMENT. The Company is a corporation duly organized, validly existing and in good standing





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
under the laws of the State of Delaware and qualified to transact business in the State of Arkansas as a foreign corporation. In addition, the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action of the Company and do not violate or conflict with: (a) any provision of the Company's Articles of Incorporation or By-laws; (b) any law or any order, writ, injunction, decree, rule, regulation of any Court, administrative agency or any other governmental authority; or (c} any agreement to which the Company is a party or by which the Company is bound.

         Section 18. EXPERTS. Each of the parties declares that prior to the execution of this Agreement, it apprised itself of sufficient relevant data, either through experts or through other sources of its own selection, including without limitation full legal review by attorneys chosen by each party, in order that it might intelligently exercise its own judgment in deciding whether to execute this Agreement.

         Section 19. NOTICE. All notices and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered, telegraphed or mailed by first class registered or certified mail, postage prepaid and return receipt requested to the other party, as set forth below:

         If to KAYNE:

                                        Ronald C. Kayne
                                        3000 Puma
                                        Estes Park, CO 80517





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
         If to the COMPANY:

                                        Beverly Enterprises, Inc.
                                        Attn:   Chairman or President
                                        5111 Rogers Avenue, Suite 40-A
                                        Fort Smith, AR 72919-0155

         Communications which are delivered or telegraphed shall be deemed to have been given when delivered or telegraphed. Communications which are mailed shall be deemed to have been given 72 hours after deposit in the U.S. Postal Service as required in this Section 19.

         Section 20. CHOICE OF LAW. The parties agree that the laws of the State of Arkansas shall govern the enforcement and construction of the provisions of this Agreement.

         Section 21. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto, and any and all prior agreements, whether oral or written, on the subject matter contained herein, are superseded by this Agreement. This Agreement may only be modified by a later agreement in writing duly executed by each of the parties hereto. In the event of the commencement of any litigation for the enforcement of any rights under this Agreement, the prevailing party in such litigation shall be entitled to receive from the unsuccessful party, all costs incurred in connection with such litigation, including a reasonable amount as attorneys' fees.

         Section 22. DISCLAIMER. KAYNE understands and agrees that he:

         (a) Has had a full twenty-one (21) days within which to consider this Agreement before executing it;

         (b) Has carefully read and fully understands all of the provisions of this Agreement;

         (c) Is, through this Agreement, releasing the Company from any and all claims he may have against the Company;






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
         (d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

         (e) Knowingly and voluntarily intends to be legally bound by the same;

         (f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;

         (g) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and KAYNE understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. SC 621, et seq.) that may arise after the date this Agreement is executed are not waived or released.

         IN WITNESS WHEREOF, the undersigned, having read the foregoing Agreement, and understanding all of its terms, execute it voluntarily, on the date first set forth above, with full knowledge of its significance.

                                        FIRST PARTY

                                        BEVERLY ENTERPRISES, INC.


                                        By
                                                David R. Banks
                                                Chairman, President and Chief
                                                Executive Officer


                                        SECOND PARTY



                                        Ronald C. Kayne





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